                                                                   EXHIBIT 10.13

                          SITE ACQUISITION, ZONING AND
                           A&E SUPERVISION AGREEMENT

          THE SITE ACQUISITION, ZONING AND CONSTRUCTION SUPERVISION AGREEMENT (the "Agreement") is dated this ___ day of __________, 1997 by and between Triton PCS, Inc., or its nominee (the "Company"), located at Suite 125, 101 Lindenwood Drive, Malvern, PA 19355, and Gearon & Co., Inc. (the "Contractor"), located at 1760 The Exchange NW, Suite 200, Atlanta, GA 30339. The Company desires to engage Contractor to perform the "Services," as defined below, and
Contractor desires to provide the Services.   Therefore, the parties agree as
follows:


1. SERVICES. The Company hereby engages Contractor as an independent contractor to provide the following services (hereafter the "Services") with respect to Company's establishment of a Personal Communications Services network for Company's South Carolina and Georgia trading areas ("Trading Areas"); Contractor shall identify up to three candidate sites per search ring. Company shall select one primary, and one secondary candidate site per search ring for which Contractor shall secure a leasehold or other ownership interest in the primary and the secondary if so requested by Company. In addition, Contractor shall manage the services provided by surveyors and other third party contractors as may be required to carry out this component of services. At its sole discretion, Company may reduce the required three candidate sites per search ring to one or two sites, as well as require two leasehold interests to be secured. The Services are further set forth in Attachment A. Company's payment obligations for the Services are set forth in Attachment B.

2. FACILITIES. Company shall provide, at its cost and expense, space in Company's Charleston, S.C. office facilities as more fully described on Attachment C for Contractor's personnel performing the Services throughout the term of this Agreement. The office facilities shall include the use of copiers, fax, machines, printers, office supplies and local phone service, but not computers or peripherals. Company will provide, as reasonably needed, clerical and other administrative support for the project office, but not for Contractor's site acquisition or zoning specific tasks. Contractor shall be responsible for excluded expenses as set forth in Attachment B.

3. RELATIONSHIP BETWEEN THE PARTIES. Contractor will be acting as an independent contractor to the Company, and nothing in this Agreement will be deemed to create a relationship of employer-employee, principal-agent, partner or joint venture between Contractor and the Company. Neither party has any authority to bind the other to any contract or agreement without the other's written permission. Contractor shall operate an independent business consistent with both companies' businesses and agrees to be responsible for all of Contractor's federal and state local taxes, withholding, social security, insurance, and other benefits.

4. COMPANY DELIVERABLES. Company shall deliver to Contractor not less than 50 "Search Rings" for PCS sites in accordance with Exhibit A-3(3) no later than 30 days after the start of this Agreement, the remaining 300 "Search Rings" in accordance with Exhibit A-3(3) will be delivered no later than 120 days after the start of this Agreement.

5. CHANGES TO CONTRACT SCOPE. Company may make changes at any time to the general scope of the Services contained herein only by means of a written Change Order. Any Change Order that exceeds the scope of Services outlined in Attachment A and which requires additional services on the part of the Contractor shall result in an adjustment of the price to be paid to Contractor. Contractor shall, upon receipt of a written Change Order request from Company, provide Company with an estimate of additional charges required to complete the Change Order. Prior to commencement of additional work, the Change Order shall be approved by a Company representative. Any changes for additional work commenced by Contractor without a written Change Order may be denied by the Company at its sole discretion.

6. CONTRACTOR DELIVERABLES; REPORTING; APPROVAL BY COMPANY. Within 21 days after execution of this Agreement, Company and Contractor shall agree upon and prepare a detailed schedule for the completion of Services on a site-by-site basis, which schedule shall become Attachment C to this Agreement. The schedule shall contain, at a minimum, milestone dates for the completion by Contractor of Site Acquisition, Site Zoning, and Site Construction Services (each as defined in Exhibit A). This Agreement shall automatically terminate if the parties are unable, after good faith negotiations, to agree to a schedule within the allotted 21 days. Notwithstanding this, Contractor agrees to proceed working under this Agreement, including deploying necessary personnel, immediately after execution of this Agreement as set forth in Attachment D. Following approval of this schedule by the Company, the Contractor shall thereafter for the term of this Agreement provide the Company with not less than a written weekly report outlining the progress made to attain the schedule previously submitted. Any change in schedule which results in a time extension of one week or greater on an individual site basis shall be clearly noted and the reasons therefore shall be explained in writing. Company may, at its sole discretion, agree to a time extension from the detained schedule originally provided. Contractor shall attend all project meetings reasonably requested by Company.

7. SITE LEASES. Attached hereto as Attachment E is the form of lease acceptable to Company which may be used by Contractor for site acquisitions without the need for prior approval by Company. Contractor shall provide Company with a red-lined lease version showing any changes made to the original in Attachment E. Although Contractor is authorized to negotiate on behalf of Company for lease to a site, Contractor shall have no authority to bind Company to any contractual obligation, including any lease or option. Contractor shall inform all perspective lessors that Contractor has no authority to bind Company and that all proposed leases and options are subject to review, approval and execution by an officer of Company.

8. TERM. The Agreement shall have an initial term of fifteen (15) months commencing on the date hereof, unless otherwise terminated in accordance with
Section 20 below. This Agreement shall be renewed automatically for additional one year terms unless one party notifies the other party of its intent to cancel the Agreement at the end of the then current term upon 60 days' prior written notice.

9.  CONTRACTOR'S REPRESENTATION, WARRANTIES, AND COVENANTS.

    A.  Contractor's execution of this Agreement and Contractor's performance of

Contractor's obligations hereunder does not and will not violate any agreement between Contractor and any third party, or any obligation of Contractor to any third party, including without limitation any non-compete agreement or obligation.

    B. Contractor warrants that Contractor has complied with all applicable federal, state and local registration and licensing requirements to enable Contractor to act as an independent contractor under the terms of this Agreement.

    C. Contractor has the skill necessary to perform the services required pursuant to this Agreement, and all Services provided by Contractor shall be performed in a professional manner and shall be of a high grade, nature, and quality, commensurate with that which is customary in the industry.

    D. Each of the employees and subcontractors utilized by Contractor for the Services hereunder shall be of the highest professional skill and quality. At any time, with prior notice Company has the right to require the removal of any employee of subcontractor utilized or supervised by Contractor at Company's sole discretion.

    E. Contractor shall pay all applicable local, state and federal withholding and insurance amounts when due and shall comply with all applicable minimum wage requirements with respect to its employees.

    F. Contractor will during the term of this Agreement maintain insurance policies sufficient to protect Contractor's business against all applicable risks. Without limiting the scope of the foregoing, Contractor shall maintain Commercial General Liability coverage in an amount of not less than $1,000,000 per occurrence for bodily injury or death, personal injury and property damage liability; and for all motor vehicles used by employees during the course of this Agreement, liability and property damage insurance in the amount of $1,000,000. Contractor agrees to name the Company as additional insured under the above coverages. Contractor will secure and maintain all required insurance for its employees during the term of this Agreement. All subcontractors or other agents hired by Contractor under the terms of this Agreement must adhere to the conditions contained in this paragraph, which shall be paid by subcontractor and Contractor shall provide Company with a copy of said insurance. Contractor shall provide Company with evidence of such insurance prior to commencement of work under this contract, and as otherwise reasonable requested by Company.

    G. Contractor shall, while on Company property or performing any of the Services hereunder, comply with all applicable local, state and federal laws and regulations including without limitation laws and regulations under the Occupational Safety and Health Act ("OSHA").

10. BOOKKEEPING. Contractor shall maintain a separate set of books or records that reflect all items of income and expenses, which may become the obligations of Company, related to Services provided under this Agreement. Company shall be provided upon reasonable written request copies of such books and records at no additional cost.

11. CONFIDENTIALITY. Contractor acknowledges that Contractor may be given access to certain confidential or secret information and material relating to or owned by the Company, including but not limited to the Company's proposed acquisitions, proposed FCC filings (including cellular and/or PCS filings), financial information, customer lists, files and other information regarding individual customers, company's business or Company's organization and operations, solely in order that Contractor may best perform Contractor's duties hereunder. Such information and material shall be the sole and exclusive property of the Company, and Contractor agrees that during the term of this Agreement and at all times thereafter Contractor will not disclose such confidential or secret information or material to any governmental agency (except as required by law), person, entity, firm or corporation without the explicit prior written consent of the Company. Contractor agrees to return to Company promptly upon termination of this Agreement all correspondence, letters, documents or other tangible things or copies thereof (whether stored in hard copy, in electromagnetic media, or in any other form) which mention or contain said confidential or secret information or material.

          All information and materials or product provided, generated or produced by Contractor under this Agreement shall be and remain the sole and exclusive property of Company and shall be held by Contractor as a trustee for the benefit of the Company.

12. NON-COMPETITION. Until the expiration or early termination of this Agreement, the Contractor agrees that it will provide written notice to the Company if it intends to perform services which are the same or comparable to the Services, for any entity which offers paging services, Enhanced Specialized Mobile Radio Services ("ESMR"), cellular services or Personal Communication Services ("PCS") ("Competitor"), in any area which is within the Trading Area. In addition, the Contractor will provide five (5)days written notice of any situation where the Contractor has been engaged to perform such services for a Competitor with respect to a site which is located within one mile of the target of a Search Ring. Such notices shall reasonably apprise the Company of the nature and scope of such services. The Contractor agrees that, if it provides any of such services to a Competitor, it will not use any of the same field personnel to provide services to both the Company and the Competitor and that it will not, directly or indirectly, permit any information regarding the Company, the PCS System or the Services to be communicated to any of its field personnel who are providing services to a Competitor. Until the expiration or early termination of this Agreement, the Contractor agrees that it will not accept assignments from, or conduct such services for, any Competitor, which would conflict with or impair the unbiased performance of its duties hereunder.

13. MODIFICATIONS. This Agreement may be modified only in writing executed by both parties.

14. ASSIGNMENT. Contractor acknowledges that the services to be rendered by Contractor are unique and personal. Accordingly, Contractor may not assign any of Contractor's rights, including the right to receive payments, or delegate any of Contractor's duties or obligations under this Agreement without the prior written consent of the Company.

          The Company may assign its right hereunder to (1) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party, (2) any corporation, partnership, association, or other person to which the Company may transfer all or substantially all of the assets or business of the Company existing at such time, or (3) any majority-owned subsidiary of the Company. The Company may otherwise assign its rights to any other entity with the written consent of Contractor, such consent not to be unreasonably withheld or delayed. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.

15. NOTICES. All notices or other written communications required under this Agreement shall be given personally or by registered mail to the parties at the following addresses:

            To Company:       Triton Communications L.L.C.
                              Suite 125
                              101 Lindenwood Drive
                              Malvern, PA 19355
                              Attention: President
                              Fax: (610) 993-2683

                                     and

                              Triton Communications L.L.C.
                              6 Skyeman Drive
                              Charleston, SC 29414
                              Attention: Michael Mears

            To Contractor:    Gearon & Co. Inc.
                              1760 The Exchange, N.W.
                              Suite 200
                              Atlanta, GA 30339
                              Fax: 770-952-4999


16. DISPUTE RESOLUTION; GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania. The parties hereby submit to the jurisdiction of any state court sitting in Pennsylvania, or any federal district court for the district in which said county is located, without regard to the conflict of laws or choice of law principles.

17. REMEDIES. The parties agree that damages may be inadequate to compensate for the unique losses to be suffered in the event of a breach hereof, and that the damaged party will be entitled, in addition to any other remedy it may have under this Agreement or at law, to seek and obtain injunctive relief and other equitable relief, including specific performance of the terms of this Agreement, without the necessity of posting bond.

18. INDEMNITY. Each party agrees to indemnify, defend and hold the other harmless from and against any and all claims, damages, losses and expenses, including but not limited to reasonable attorneys' fees and disbursements, arising out of or resulting from any claim, action or other proceeding (including without limitation any proceeding by any of the indemnitor's employees, agents or contractors) that is based upon the indemnitor's breach of this Agreement or any negligent act or omission or willful misconduct of the indemnitor.

19. ATTORNEYS' FEES. If any legal action or PROCEEDING is brought to enforce this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding (including, without limitation, expert witness fees), in addition to any other relief to which the prevailing party may be entitled.

20. TERMINATION. In addition to Company's right to terminate this Agreement in accordance with Section 8, this Agreement may be terminated:


     A. By Company or Contractor, immediately upon written notice of termination, in the event of a material breach of this Agreement by the other party (including, without limitation, the failure to meet any scheduling deadline and providing services reasonably satisfactory to Company).

     B. By Company or Contractor, immediately upon written notice of termination to the other party, in the event the other party shall: (i) become insolvent; (ii) make an assignment for the benefit of creditors; (iii) file a voluntary bankruptcy petition; (iv) acquiesce to any involuntary bankruptcy petition; (v) be adjudicated bankrupt; or (vi) cease to do business;

     C. Upon termination of this Agreement, the parties hereto shall, within thirty (30) days, return all of the other party's information in written, graphic or tangible form relating to this Agreement, including but not limited to all Confidential Information and any promotional literature which is in their respective possession. Notwithstanding the foregoing, the Company shall be entitled to retain any and all work product prepared or assembled by Contractor prior to such termination.

     D. After receipt of such written notice of termination but prior to the effective date of such termination, Contractor shall continue to perform services required hereunder unless notified by Company to discontinue service. Contractor will receive per site fees for any Milestone Service which has been completed prior to the date of discontinuance and time and materials for Milestone Services in process since the last completed Milestone in accordance with the rates set forth on Attachment B. Notwithstanding the foregoing, Contractor will not receive more than 50% of the applicable Milestone Rate for any Milestone Service not completed as of the date of discontinuance.

     E. The rights and obligations set forth in Sections 10, 11, 16, 17 and 18 shall survive any termination of this Agreement.


21. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such provision shall be deemed severed from this Agreement, but the remaining provisions of this Agreement shall be enforceable to the maximum extent possible, and in substitution for any provision held to be invalid, illegal or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties to the fullest extent permissible under law.

22. SELF-DEALING. Contractor will not, nor will any of its affiliates, receive any compensation from any third party, other than as set forth in Attachment B as a result of, arising from or relating to the Services. If any such compensation would have otherwise been payable to Contractor, Contractor will transfer the benefit of such compensation to the Company.

23. EFFECTIVE DATE. Notwithstanding anything herein to the contrary, Company shall have the right to terminate this Agreement upon written notice to Contractor if Company has not acquired the PCS licenses from AT&T for the Trading Areas.

                              Triton PCS, Inc.

                              By:
                                 -------------------------------
                                 Steven R. Skinner, President

                              Gearon & Co., Inc.

                              By:
                                 -------------------------------
                                 J. Michael Gearon, Jr.
                                 President

                                 ATTACHMENT A
                                 ------------

                                 SCOPE OF WORK

SERVICES: To enable Company to develop, deploy an deliver its PCS network, Contractor has been engaged to perform the various services as more specifically described in the Attachments to this Attachment A ("Services"). To enable Company to develop, deploy and deliver its PCS network, Contractor has been engaged to perform the various services as more specifically described in the Attachments to this Attachment A ("Services").

Work Item                                          Attachment
----------------------------------------------  ----------------
Prezoning                                             A-1
Pre-Design                                            A-2
Site Selection                                        A-3
Phase One/NEPA Environmental                          A-4
Screening
Site Acquisition                                      A-5
Site Survey                                           A-6
Zoning                                                A-7
Building Permit                                       A-8
Project Reporting                                     A-9
Geotechnical Report                                   A-11
FAA Survey                                            A-12
Construction Management                               A-12
Project Management                                    A-13

DEFINITIONS: For purposes of this Agreement, the following words will have the following meanings:

"Deliverables" means any items or work product arising from the performance of Contractor's Services under this Agreement and delivered to Company, including letters of intent, leases, purchase agreements, zoning authorizations, building permits, soil, environmental, title and site reports and studies, drawings, status reports and similar data, as are to be provided by Contractor under this Agreement.

"PCS" Equipment means Company's towers, antennas and related equipment necessary to deploy and deliver PCS from Sites in the MTA/BTA covered by this Agreement.

"RF" means Wireless Facilities, Inc.

"Site Acquisition Milestone" means completing to satisfaction of Company all Phase One/NEPA Environmental Screening and Site Acquisition Services described in Attachments A-4 through A-5.

"Site Selection Milestone" means completing to the satisfaction of the Company the pre-zoning, pre-design and site selection services described in Attachments A-1 through A-3.

"Site-Zoning Milestone" means completing to satisfaction of Company all Site Survey and Zoning services described in Attachments A-6 and A-7.

"Site Construction Milestone" means completing to satisfaction of Company all Building Permit, Project Reporting, Geotechnical Reports, Construction Management and Project Management services described in Attachments A-8 and A-13.

                                ATTACHMENT A-1
                                --------------

                                  PRE-ZONING
                                  ----------


1. Contractor will work with Company to develop zoning classifications to be utilized in this phase of the project.

2. Contractor will identify, within the BTA coverage area as defined by Company, all zoning jurisdictions within the BTA. Contractor will obtain zoning maps and regulations for each jurisdiction, identifying all restrictions, including, but not limited, to height restrictions, setback requirements, fence height restrictions, tower fall zones, and other restrictions. Contractor will obtain the names and telephone numbers of zoning and building permit contact persons.

                                ATTACHMENT A-2
                                --------------

                                  PRE-DESIGN

1. Contractor will identify and catalog all potential sites available to Company from site providers that previously leased spaced to a Contractor client or expressed an interest in leasing space to Company ("Friendly Sites").

                                ATTACHMENT A-3
                                --------------

                                SITE SELECTION

1. RF will issue a search ring based on its preliminary design (such design will consider Friendly Sites).

2. RF will deliver search rings to Company, which will then issue search rings to Contractor.

3. Contractor must always give preference to sites available under Company's existing master lease agreements entered into by Company ("Master Leases"). If Contractor cannot utilize sites under Master Leases, written documentation must be provided to Company giving justification as to why sites under Master Leases cannot be used.

4. Contractor will identify up to three (3) potential candidates for each search ring within 14 days after receipt of the search ring from Company. Contractor shall have an additional 5 days to identify potential candidates for additional search rings if Company has delivered more than 20 search rings to Contractor within a calendar week. If three (3) such candidates are not available, Contractor will furnish to Company a written explanation of Contractor's reason(s) why unavailable.

5. Company will approve or reject candidates or re-design a search ring, at Company's option.

6. Contractor will utilize necessary resources to comply with Company's established scheduled time lines in accordance with Section 6 of the Agreement.

7. Contractor will provide search ring reports containing the following minimum information:

          BTA
          Site name
          Acquisition Agent
          GPS coordinates
          Site locale
          Site address or exact location if address unavailable
          4 photos taken from site (photos should be taken for a 360 orientation for a rooftop site)
          4 photos taken of the site
          Name of site owner and manager and address (if applicable)
          Lessor name and address
          Proposed monthly lease rate/purchase price/term
          Physical data (overall structure height, height(s) available to mount antennas, space available for Company's electronic equipment, distance for coax from antennas to equipment, tower manufacturer and type, primary use of structure, etc.) Additional specifics will be required as needed by Company.
          Presence of transmitters, receivers or antennas visible in the area including operating frequencies, photographs

Indicate if space available is/has:

     clean
     phone circuits
     ventilation
     loading dock
     pest infestation
     air conditioning
     emergency power
     moisture/water
     24 hr/7 day access
     elevator to equipment room
     adjacent or nearby man-made or natural obstructions transmitter shelter area - prepare drawings describe exact dimensions and locations electrical service available map with street level detailed showing site location additional information to assist with site evaluation

                                ATTACHMENT A-4
                                --------------

                    PHASE ONE/NEPA ENVIRONMENTAL SCREENING

Within 30 days after Company has approved a primary site candidate for a search ring:

1. Contractor agrees that within its scope of work shall be included a comprehensive investigation and completion of NEPA checklist for all actual or potential federal, state, local or other jurisdictional environmental requirements, including, but not limited to, the SARA Title II and Federal Communications Commission regulations regarding Environmental Assessments (e.g., FCC Rules on Environmental Impact, 47 C.F.R. 1.11307) referred to as "Environmental Screening." Company shall oversee and cause to complete, execute and submit through a subcontractor a fully executed original NEPA Checklist for each site. The NEPA Checklist shall be in the form acceptable to Company and shall include, without limitation, whether a proposed site:

    .  is located in an officially designated wilderness area;
    .  is located in a designated wilderness preserve;
    .  may affect threatened or endangered species or their habitats;
    .  may affect sites listed on the National Register of Historic Places;
    .  may affect Indian religious sites;
    .  are located in a flood plain;
    .  may involve a significant change in surface features;
    . whether an antenna tower to be equipped with highly intensity white light would be located in a residential neighborhood.

    Contractor agrees that it shall engage an environmental consultant to perform a Phase One environmental assessment ("Phase One") in accordance with Company standards. The results of such assessment shall be delivered to Company in writing.

2. At Company's option, Contractor will oversee and cause to be performed activities required to complete the Environmental Screening requirements on radio frequency emissions to determine whether the proposed facilities are located where an operator or transmitter would cause human exposure to levels of radio frequency radiation in excess of the limits specified in Subsections 1.1310 and 2.1093, 47 C.F.R. (Applications to the FCC for construction permits, licenses to transmit or renewals thereof, equipment authorizations or modifications in existing facilities must contain a statement confirming compliance with the radio frequency limits unless the facility, operation or transmitter is categorically excluded as discussed in Subsection 1.1307. Technical information showing the basis for this statement must be submitted to the FCC upon request.) This particular Environmental Screening requirement shall be sufficient to uncover the impact or potential impact of any such jurisdictional requirements, including, but not limited to, regulatory filings, hearings, approvals, and/or fees, site sampling, testing, or relocation of the site requirements.

3. Contractor agrees that the results of any and all Environmental Screening and Phase One performed by sub-contractor or third party ("Third Party") shall be timely reported to Company. Contractor acknowledges that the timely reporting of such information may influence the site acquisition decision, and Contractor shall pro-actively work in good faith with Company to arrive at the optimal site acquisition decision in light of such information. Contractor agrees to seek indemnification for Company from the Third Party for any costs, including reasonable attorney fees associated with any environmental remediation, fine or other penalty imposed on Company as the direct or indirect result of Third Party's failure to detect such impact or requirement as described in this Attachment A-4. Should Contractor not obtain this indemnification for Company in the Contractor/Third party agreement, Contractor agrees to indemnify Company for any costs, including reasonable attorney fees associated with any environmental remediation, fine or other penalty imposed on Company as the direct or indirect result of Third party's failure to detect such impact or requirement as described in this Attachment A-4.

                                ATTACHMENT A-5
                                --------------


                               SITE ACQUISITION

          Contractor shall coordinate closely all site acquisition work with any Third Party.

2. If the site is to be acquired by lease, Contractor will be responsible for securing proper execution by the site owner/landlord of the appropriate form of lease with respect to each proposed site. Contractor must use best efforts to use the Company's standard forms of Master Lease Agreement, PCS Site Agreement or other lease forms to acquire rights to proposed sites and will use lease agreements provided by an owner/landlord only as a last resort. Contractor will also use best efforts to use sites available under negotiated Master Lease Agreements. Contractor will follow all negotiating guidelines provided by Company and will not submit any proposed agreement for Company's consideration that is clearly outside of the proposed guidelines.

3. Due diligence with respect to title of all sites to be acquired by Company (by lease, purchase or otherwise) shall be performed at the option of the Company as follows:

     a. acquire an ownership and encumbrance report ("O&E Report") from a nationally known title insurance company satisfactory to Company which sets forth the same information as required for an ALTA title insurance policy described below relating to the proposed site (to the extent ascertainable by the title company);

     b. acquire an ALTA title insurance policy on ground leases, insuring that Company is the owner of the leasehold estate created by the lease covering the site in question, such policy is to be issued by a nationally recognized title insurance company acceptable to Company and to be in such amount and to contain such exceptions to title as are satisfactory to Company in Company's sole discretion and in this regard the title insurance requirements to be followed by Contractor with respect to the insuring of the leasehold shall be substantially the same as the title insurance requirements set forth in this Scope of Work for purchase of sites below;

     c. perform or coordinate with the Third Party to ensure that all applicable due diligence tests and studies have been performed prior to Company executing the lease to determine to Company's reasonable satisfaction that the proposed site is suitable for Company's intended use of it, including, but not limited to:

          . with respect to ground lease and vacant land sites only, soil suitability and compaction testing in accordance with Attachments A-10 and A-11;

          . with respect to sites where Company's electronic equipment will be located on or in existing improvements constructed prior to 1980, obtain an asbestos survey; and

          . with respect to ground lease sites, switch sites, and vacant land sites, a Phase I environmental assessment.

     d. In addition, the following tasks shall be performed and confirmed in writing by Contractor or Contractor shall coordinate with a Third Party to perform and confirm in writing:

          .  legal access to the site;

          . the site will have adequate utility service available to it consistent with specifications provided by Company to Contractor;

          . necessary building permits or other required governmental approvals relating to the construction and installation of Company's equipment or other improvements at the site;

          . no easements, conditions, restrictions, liens or other matters exist of record which negatively impact the Company's ability to use the site for its intended purposes, and that there are no delinquent taxes or assessments;

          . properly zoned for Company's intended use or whether a zoning change or variance will be necessary;

          . receipt in a recordable form of a Memorandum of Lease and any Subordination and Non-Disturbance Agreements for signature by applicable parties, substantially in forms provided to the Contractor by Company;

          . that Contractor has obtained detailed construction drawings and plans and specifications for all improvements to be constructed or located upon the site;

          . obtain resolutions or other appropriate authorizations or consents pertaining to the due execution and delivery of the lease in question by the lessor/owner of the site.

4.   If the site is to be acquired by purchase, Contractor shall additionally

     . Complete all due diligence items to Company's reasonable satisfaction which are conditions to Company's purchase of a site as set forth in a purchase agreement (which is to be substantially in the form provided by Company to Contractor), including, without limitation, all requirements and conditions pertaining to title insurance, survey matters, soil testing, environmental compliance, governmental authorizations and approvals relating to the development of the site for Company's intended use of its, the availability of adequate utility service and legal access to the site, and any other matters permitted by the terms and provisions of a purchase agreement to enable Company to reasonably determine whether the site is suitable for Company's intended use of it;

    . collect from seller of the site for delivery to Company all documents, surveys, drawings and other information pertaining to the site which the seller is required to deliver to Company pursuant to terms of a purchase agreement;

    . provide preliminary closing statement figures to Company with respect to the purchase of the site not less than ten (10) days prior to the projected closing date; and

    . assure that all requirements of the title company with respect to the issuance of its policy of owner's title insurance are satisfied prior to the closing date, to the extent feasible, but if Company completes the purchase of a site with outstanding title requirements unsatisfied, and Contractor has so advised Company in writing thereof, then Contractor has no liability or responsibility to Company with respect to any such unsatisfied requirement.

                                ATTACHMENT A-6
                                --------------

                                  SITE SURVEY

1. Contractor will obtain and deliver to Company an ALTA/ACSM minimum standards survey with such additional items as may be required by Company; certified by a licensed surveyor, and site plan/architectural drawings required by local zoning authorities. (Contractor may subcontract this work locally.) Survey drawings shall include, without limitation:

     a.   site name and number;

     b. legal description of parcel, access road easement and utility easement;

     c. relationship of site parcel to adjacent property boundaries by distance and direction;

     d. site parcel and adjacent parcels by map and parcel number, by deed book and page, and by ownership;

     e.   name, telephone number and address of surveyor and office contact;

     f. the location of all matters described in recorded instruments affecting the site if capable of being shown on a survey;

     g.   results of flood plain determination;

2. Contractor will secure and deliver to Company any required survey plats, mylars, exemption plats or other survey documents required along with any required signatures.

                                ATTACHMENT A-7
                                --------------

                                    ZONING

1. Contractor will prepare and submit all zoning applications and appeals with required drawings, and other related materials and obtain any required zoning approval.

2. Contractor will attend all required hearings and represent Company at Company's request.

3. Contractor will determine needed compliance with any subdivision regulations for purchased sites.

4. Contractor will involve legal counsel only in zoning situations in which Company agrees legal representation is warranted.

5. Contractor will staff at Contractor's expense an M.I.S. graphics specialist and provide the necessary associated equipment to prepare photo simulations. Photo simulation will be a critical tool in obtaining landlord and zoning approval.

                                ATTACHMENT A-8
                                --------------

                                BUILDING PERMIT

   Contractor shall apply for, coordinate/track and obtain building permit.

                                ATTACHMENT A-9
                                --------------

                               PROJECT REPORTING

1. Contractor will provide Company with weekly reports showing project status. This status report will be put into a format acceptable to Company. Report information will be transmitted to Company via electronic means. Each status report must include all the following items. Next to each task must be included the date it was completed or the expected date of completion.

        a.   BTA name
        b.   Cell name
        c.   Grid ID
        d.   Site ID
        e.   Acquisition received search ring
        f.   Search area report delivered to RF
        g.   Site approved by RF, Contractor & Company
        h.   Draft lease/option delivered to Company
        i.   Legal review of lease/option complete
        j.   Lease execution
        k.   Lease memo recorded
        l.   Loading study complete
        m.   Survey and site plan complete
        n.   Soil borings complete
        o.   Flood way investigation complete
        p.   Lien and title insurance complete
        q.   Phase I NEPA checklist complete
        r.   Zoning approved
        s.   Building permit obtained
        t.   Property closed
        u.   Site released to construction
        v.   FAA approval
        w.   Construction started
        x.   Construction completed
        y.   Summary report of number of Sites at each above stage by completion

2. Additional items to report may be added to the above list as reasonably determined necessary by the Company.

                                ATTACHMENT A-10
                                ---------------

                              GEOTECHNICAL REPORT

          Contractor through a Third Party will obtain geotechnical report for applicable land sites. Geotechnical report shall be completed in accordance with Company standards and laws of any applicable jurisdiction.

                                ATTACHMENT A-11
                                ---------------

                                  FAA SURVEY

          FAA Survey to be coordinated and tracked by RF or as otherwise specified by Company.

                                ATTACHMENT A-12
                                ---------------

                            CONSTRUCTION MANAGEMENT

1.  PRE-CONSTRUCTION PLANNING

          In support of the pre-construction planning requirements, Contractor will complete the following activities:

     . Conduct construction feasibility assessments with all applicable contractors to assess construction costs, identify potential problems, and develop the most efficient design for each of Company's sites. Coordinate the production and review of all construction drawings to ensure compliance with Company's specifications and requirements.

     . Coordinate and manage new service requests, field surveys and the installation of power and telephone service to ensure that new utility service is supplied on time and in compliance with Company's specifications. Act as a liaison with local building jurisdictions to ensure that construction permits are expedited and that questions are answered or additional information is provided as required.

     . Qualify and select Construction subcontractors. Develop and deliver request for quotation packages and systematically evaluate the responses. Each subcontractor is required to participate in a thorough qualification process during which Contractor will ensure that each is fully insured and has obtained all required local, state and federal licenses and certifications. Review safety programs and records, references and the financial viability of any subcontractor. Coordinate subcontractor selection activities with Company.

     . At Company's request and additional expense (i) procure materials and supplies from wireless industry suppliers and manufacturer and (ii) implement a customized inventory management system, designed to effectively control material orders and their distribution.

     . Develop a Master Construction Plan that includes a detailed schedule for each of Company's sites. Contractor shall continuously monitor and update to ensure compliance with project milestones.

2.  CONSTRUCTION EXECUTION

        In support of construction execution, Contractor will:

     . Conduct pre-construction meetings with subcontractors, property managers and utility service providers to ensure that construction objectives, property owner concerns and site specific requirements are understood and agreed upon by all parties involved in the buildout of Company's network.

     . Provide on-site supervision of all construction activities to minimize disruption to property owners, to ensure adherence to construction specifications and standards, and complete construction in compliance with Company construction schedule.

3.  QUALITY ASSURANCE

        As part of its quality assurance services, Contractor will:

     . Conduct a thorough quality assurance inspection upon completion of each site, ensuring that each of Company's punch list items are resolved within 48 hours.

     . Coordinate and attend site inspections with all local building department representatives.

     . Prepare detailed as-built drawings that accurately reflect the installation at each site.

     . Close out each site by compiling and providing Company with a comprehensive site completion package. This package will create an historical record of everything related to the construction of the site and includes, without limitation, site identification data, construction permit documentation, material reconciliation construction test results, site photographs and as-built drawings.

                                ATTACHMENT A-13
                                ---------------

                              PROJECT MANAGEMENT

        Contractor will provide the following services:

     . Develop and implement a thorough deployment plan which tracks all activities associated with site acquisition and construction management for each Site. The deployment plan will clearly articulate schedule dependencies and critical path elements, identify the allocation of resources, and update regularly to reflect the actual deployment.

     . Implement a quality assurance program which ensures that all activities are performed to the highest quality standards.

     . Utilize a comprehensive costs accounting system which will include, at a minimum procedures for conducting financial tracking and management, and comprehensive financial reporting.

     . Implement comprehensive reporting mechanisms so that detailed site progress is tracked on a daily basis and complete reports are provided when required by Company.

     . Implement a comprehensive filing system which ensures that all relevant site information is organized and available. Utilize electronic means whenever possible.

     . Manage and coordinate interactions between Site Acquisition and Site Construction. Ensure that both formal and informal communications between these Milestone Services are effective and in the best interest of Company.

     . Manage and coordinate interactions among site acquisition and construction management and other disciplines involved in the system deployment (e.g., RF engineering, network engineering, marketing). Ensure that both formal and informal communications among these disciplines are effective and in the best interest of Company.

                                 ATTACHMENT B
                                 ------------

1.  MILESTONE SERVICES

          Upon completion to the satisfaction of the Company of the Milestones Services set forth in Section 1 below, Company will receive the Milestone Rates in Section 1 below:

                                      Milestone Services                 Milestone Rate
                              ------------------------------------------------------------------
A.                              Site Selection                                         $3,000.00
B.                              Site Acquisition                                       $4,333.33
C.                              Site Zoning                                            $7,333.33
D.                              Site Construction                                      $7,333.33

2.  EXPENSES

    Included Expenses

          The following expenses are included in the Milestone Rates set forth above: travel and living, GIS mapping; field expenses for maps, deeds and film development, cellular phones/pagers; cellular/paging service; vehicles; office equipment, including computers and copiers; office rent (including rent and utilities other than the expenses for Contractor's use of space in the Company's Charleston, S.C. office which expenses will be paid by the Company; office supplies, overnight mail and telephone service.

    Excluded Expenses

          The following expenses shall be considered expenses payable by the Company and are in addition to the Milestone Rates set forth above.

        (i) Any and all construction materials used in the construction of the Sites:
        (ii) Any and all construction subcontractor cost including, but not limited to, cable and antenna contractors, electricians, and tower erectors;
        (iii)   Architectural and electrical drawings;
        (iv)    Azimuth verification surveys;
        (v)     Building inspection fees;
        (vi)    Cable sweeps and other technical tests;
        (vii)   Purchase price for real estate acquisition and easement rights;
        (viii)  All municipal filings, permit and inspection fees;
        (ix)    Delivery costs for all materials
        (x)     Engineering services;
        (xi)    Federal Aviation Administration study and analysis;
        (xii)   Floodway investigation;
        (xiii)  Independent inspection agencies;
        (xiv)   Legal support and expert witness fees for zoning hearings;

        (xv) Option fees for leases, lease options, purchase agreements and purchase agreement options;
        (xvi) Phase I Environmental Study including soil compaction, engineering and other inspections of the property required or reasonably deemed necessary to provide a thorough due diligence review of the project;
        (xvii)  Photo simulation;
        (xviii) Site survey;
        (xix)   Soils tests and reports, including geotechnical testing;
        (xx) Structure loading study and analysis for towers, rooftops, water tanks, billboards and signs, and other similar facilities expected to contain PCS equipment;
        (xxi)   Appraisals, title reports and title insurance premiums; and
        (xxii)  Tower/foundation design information.

3.  TIME AND MATERIALS


Job Description
---------------
Project Manger                                  $110.00 hour
Site Acquisition Manager                        $ 90.00 hour
Construction/Development Manager                $ 70.00 hour
In-house Attorney                               $150.00 hour
Paralegal                                       $ 60.00 hour
Zoning Manager                                  $ 70.00 hour
Zoning Assistant                                $ 50.00 hour
Project Tracking                                $ 30.00 hour
Administrative Assistant                        $ 25.00 hour
Site Acquisition Specialist                     $ 70.00 hour

4.  CANCELLATION FEES

          If Company selects an alternative site candidate after a primary candidate has been selected (or a second alternative site candidate after a first alternative has been selected), Company shall pay Contractor for any Milestone Service completed prior to date an alternative is selected and time and materials for a Milestone Service in process in accordance with the fee schedule above. Notwithstanding the foregoing, Contractor will not receive more than 50% of the Milestone Rate for a Milestone Service in process as of the date an alternative candidate is selected (the "Milestone In Process Fee").
Moreover, after an alternative candidate is selected (the "Milestone In Process Fee"). Moreover, after an alternative candidate is selected, Contractor will receive as additional payment for completion of the Milestone Service in process the Milestone Rate less any Milestone In Process Fee paid to Contractor. Notwithstanding the foregoing, if Company elects to withdraw greater than 5% of the Search Rings assigned to Contractor then with respect to each replacement Search Ring in excess of 5% Company shall pay Contractor for all Milestone Services provided by Contractor.

5.  INVOICES

          Contractor will submit invoices on the first of each month for Milestone Services completed during the prior month. Such invoices will describe the Services rendered and the time and materials attributable thereto with such particularity and in a format reasonably acceptable to the Company. Company will make payments for all amounts due hereunder within 30 days of receipt of invoice less any payments in dispute which will be payable within 30 days of resolution of such dispute. Contractor shall be entitled to assess a 1 1/2% a month late fee on all outstanding invoices properly issued, aged over 45 days and not in dispute.

                                 ATTACHMENT C
                                 ------------

                                   SCHEDULE

                                 ATTACHMENT D
                                 ------------

                                   PERSONNEL

                                 ATTACHMENT E
                                 ------------

                                     LEASE